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                                                                     Exhibit (p)

                        INITIAL SHARE PURCHASE AGREEMENT

     This Agreement is made as of the 12th day of April, 2007 between Pioneer Investment Management, Inc. ("PIM"), a Delaware corporation, and Pioneer Diversified High Income Trust, a Delaware statutory trust (the "Trust").

     WHEREAS, the Trust wishes to sell to PIM, and PIM wishes to purchase from the Trust, $100,000 of common shares of beneficial interest of the Trust (4,197 shares at a purchase price of $23.83 per share (collectively, the "Shares")); and

     WHEREAS, PIM is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Simultaneously with the execution of this Agreement, PIM is delivering to the Trust a check in the amount of $100,000 in full payment for the Shares.

     2. PIM agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

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     Executed as of the date first set forth above.

                                        PIONEER INVESTMENT MANAGEMENT, INC.


                                        /s/ Dorothy E. Bourassa
                                        ----------------------------------------
                                        Name: Dorothy E. Bourassa
                                        Title: Senior Vice President - Legal


                                        PIONEER DIVERSIFIED HIGH INCOME TRUST


                                        /s/ Dorothy E. Bourassa
                                        ----------------------------------------
                                        Name: Dorothy E. Bourassa
                                        Title: Secretary